Exhibit 99.1

BTU International Reports Second Quarter 2012 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--July 31, 2012--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets, today announced its financial results for the second quarter ended on July 1, 2012.

Second quarter net sales were $14.6 million, down 10.3 percent compared to $16.3 million in the preceding quarter, and down 23.3 percent compared to $19.0 million for the same quarter a year ago. Net loss for the second quarter of 2012 was $2.1 million, or ($0.23) per diluted share, compared to a net loss of $2.0 million, or ($0.21) per diluted share, in the preceding quarter, and compared to basically breakeven, in the second quarter of 2011.

Net sales for the six months ended July 1, 2012, were $30.9 million compared to $44.4 million for the first six months of 2011. Net loss for the first six months of 2012, was $4.2 million, or ($0.44) per diluted share, compared to a net income of $1.8 million, or $0.19 per diluted share, for the first six months of 2011.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “Our electronics business contributed strongly to our second quarter revenue. On the other hand, the worldwide solar cell industry continues to be in overcapacity with capital investments at a very low level. As during past downturns, the company is taking steps to carefully manage its cash and expense levels. We are maintaining our focus on selected development projects for both electronics and solar and are working to increase our penetration in electronics and demonstrate ways in which our technologies can further reduce the solar manufacturing cost per watt.”

Outlook

“We expect third quarter revenues to be in the $14 to $15 million range and operating results essentially flat compared with the second quarter of 2012. In spite of the current condition of the solar cell manufacturers, we expect that in the longer term, capital investment in solar equipment will return to a growth path, as an increase in demand starts to consume the present over-capacity. As cost per watt continues to decline and grid parity becomes a reality in more parts of the world, more countries are expected to expand or initiate the use of solar as a renewable energy source,” concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the third quarter of 2012, in a conference call to be held today, July 31, at 5:00 p.m. Eastern Daylight Savings Time. The dial-in number to participate in the conference call is (877) 303-9139. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through August 17, 2012, and can be accessed at this the BTU website or by phone at (855) 859-2056, pass code 80886053.

About BTU International

BTU International is a global supplier and technology leader of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the timing and expected benefits of expense reductions, our expectations about capital spending in the solar industry and the sale of our electronics products, the return of growth in the solar industry and the company's expected revenues, gross margins, and operating expenses and financial performance for the third quarter of fiscal year 2012. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timing of any scheduled deliveries under our previously announced in-line diffusion equipment orders, the demand for thermal processing equipment, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of July 31, 2012, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

Source: BTU International E

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011

Net sales	$14,598	$19,035	$30,870	$44,385
Costs of goods sold	9,916	11,379	20,965	26,003

Gross profit	4,682	7,656	9,905	18,382

Operating expenses:
Selling, general and administrative	5,336	5,984	10,749	11,908
Research, development and engineering	1,306	1,764	2,788	3,631
Operating income (loss)	(1,960)	(92)	(3,632)	2,843

Interest income	16	18	36	33
Interest expense	(114)	(118)	(232)	(252)
Foreign exchange gain (loss)	10	(73)	(52)	(149)
Other income	1	10	1	225

Income (loss) before provision for income taxes	(2,047)	(255)	(3,879)	2,700

Provision for income taxes	102	(241)	277	885

Net income (loss)	$(2,149)	$(14)	$(4,156)	$1,815

Income (loss) per share:
Basic	$(0.23)	$(0.00)	$(0.44)	$0.19
Diluted	$(0.23)	$(0.00)	$(0.44)	$0.19

Weighted average number of shares outstanding:
Basic shares	9,503,203	9,423,923	9,502,462	9,396,942
Effect of dilutive options	-	-	-	343,061

Diluted shares	9,503,203	9,423,923	9,502,462	9,740,003

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	July 1, 2012	December 31, 2011

Current assets
Cash and cash equivalents	$19,578	$18,948
Accounts receivable, net	13,815	12,422
Inventories	16,454	17,510
Other current assets	3,516	2,064

Total current assets	53,363	50,944

Property, plant and equipment, net	5,107	5,650

Other assets, net	95	124

Total assets	$58,565	$56,718

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$389	$379
Trade accounts payable	7,727	3,527
Other current liabilities	6,842	5,404

Total current liabilities	14,958	9,310

Long-term debt, less current portion	7,761	7,956

Total liabilities	22,719	17,266

Total stockholders' equity	35,846	39,452

Total liabilities and stockholders' equity	$58,565	$56,718

CONTACT:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer